Exhibit 10.1

July 14, 2009

RESIGNATION OF MICHAEL D. FINN

Board of Directors

Identica Holdings Corporation

3825 Henderson Blvd., Suite 605A

Tampa, FL 33629

Re: Resignation as Chief Financial Officer

Dear Board Members:

Effective immediately, please consider this letter my resignation as Chief Financial Officer of Identica Holding Corporation. My resignation is due to my desire to pursue a career in a different industry and was not the result of a disagreement with the Company or any matter relating to the Company’s operations, policies, or practices.

Yours Truly,

/s/ Michael D. Finn
Michael D. Finn J.D. CPA